                                                               EXHIBIT 10(A)
                                                               -------------


                              PARTNERSHIP AGREEMENT
                              ---------------------


THIS AGREEMENT (the "Agreement") is entered into and effective as of this 23rd day of August, 1996, by and between 1997 CHLORALKALI VENTURE INC. (hereinafter "1997 CVI"), an Alabama corporation, wholly-owned by The Geon Company (hereinafter "GEON"), and OLIN SUNBELT, INC. (hereinafter "OSI"), a Delaware corporation, wholly-owned by Olin Corporation (hereinafter "Olin") for the purpose of forming a general partnership.

                              W I T N E S S E T H:
                              --------------------

WHEREAS, Geon has a requirement for chlorine for use in its production of Vinyl Chloride Monomer ("VCM") at LaPorte, Texas; and

WHEREAS, Olin has a chlorine production facility ("Olin Plant") located on land owned by Olin in McIntosh, Alabama ("Olin Plant Site") and OSI and 1997 CVI wish to construct additional chlorine production facilities at the Olin Plant Site for the purpose of supplying a portion of Geon's requirements for chlorine; and

WHEREAS, OSI and 1997 CVI desire to form a general partnership for the above purpose; and

WHEREAS, these and other objectives will be accomplished through this Agreement and other agreements between OSI, Olin, 1997 CVI, Geon and/or the Partnership signed concurrent with this Agreement ("Ancillary Agreements") including, but expressly not limited to, the following:

                        Engineering, Procurement, and Construction Agreement Operating Agreement
                        Chlorine Sales Agreement
                        Real Estate Lease Agreement

NOW, THEREFORE, in consideration of the mutual rights and obligations set forth herein, the parties agree as follows:

                                    ARTICLE I
                                 THE PARTNERSHIP
                                 ---------------

1.01   FORMATION OF THE PARTNERSHIP

       (a) 1997 CVI and OSI (hereinafter "Partners") hereby form a general partnership (hereinafter "Partnership") pursuant to the provisions of the Delaware Uniform Partnership Act (the "Act") solely for the purpose of carrying on the business of operating and maintaining facilities to be constructed by or on behalf of the Partnership at the Olin Plant Site ("Facilities") for the initial production of approximately Two Hundred and Fifty Thousand (250,000) ECUs (1.0 tons chlorine plus approximately 1.1 ton caustic soda equal 1.0
             ECUs) of chlorine and caustic soda per annum; and for the sale and distribution of chlorine and caustic soda; and for the licensing of all patents or technology owned now or in the future by the Partnership.

       (b) The Partners have executed contemporaneously with the execution of this Agreement the assumed name certificate required under Delaware law, which shall be filed with the Delaware Secretary of State and as necessary in those states and counties in which the Partnership conducts business. The Partners also agree to execute and deliver such additional documents and perform such additional acts consistent with the terms of this Agreement as may be necessary to comply with the requirements of law for the formation, qualification, and operation of the general partnership in each jurisdiction in which the Partnership shall conduct business.




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1.02   NAME
       The Partnership shall be operated under the name of Sunbelt Chlor Alkali Partnership.

1.03   PRINCIPAL PLACE OF BUSINESS OF THE PARTNERSHIP
       The principal place of business of the Partnership shall be located at the Facilities.

1.04   PARTNERSHIP INTERESTS

       (a) Each Partner shall own a fifty percent (50%) interest in the Partnership.

       (b) Each Partner shall have the right of access at all reasonable times to all facilities and property owned or leased by the Partnership, subject to reasonable health, safety, or security restrictions as designated by the Operator and/or the Partnership.

1.05   DURATION OF PARTNERSHIP
       The Partnership shall commence as of the effective date of this Agreement and shall continue in full force and effect until terminated or dissolved as set forth in Article 7 herein.

1.06   LEASE OF PROPERTY
       For the purpose of constructing and operating the Facilities, the Partnership shall lease from Olin a parcel of real estate at the Olin Plant Site pursuant to the terms and conditions of the Real Estate Lease Agreement, in the form attached hereto.

1.07   CONSTRUCTION OF FACILITIES
       The Partnership shall enter into an Engineering, Procurement, and Construction Agreement with Olin for construction of the Facilities, in the form attached hereto.

1.08   RECONSTRUCTION OF FACILITIES
       In the event of substantial damage to or total destruction of the Facilities, the Partnership will determine whether or not to rebuild. In the event the Partnership elects to rebuild, the Partnership will reconstruct the Facilities as promptly as possible on the basis agreed to by the Management Committee. In the event the Partnership elects not to rebuild, then the Real Estate Lease Agreement will terminate and the Partnership will comply with its obligations arising thereunder.

1.09   OPERATING AGREEMENT
       The Partnership shall enter into an Operating Agreement with Olin for the operation of the Facility, in the form attached hereto.

1.10   CHLORINE SALES AGREEMENT
       The Partnership shall enter into a Chlorine Sales Agreement with Geon, in the form attached hereto.

1.11   EXPANSION
       (a)In the event that either Partner desires for the Facility to be expanded, the Partner shall propose such expansion to the Management Committee. If the Management Committee and the boards of each of the Partners (to the extent required or deemed by a party necessary or desirable) approves such expansion, it shall be undertaken by the Partnership, with all capital requirements of the Partnership contributed by the Partners in accordance with Section 2.02(a) hereof.

       (b)If the Management Committee determines not to have the Partnership fund the expansion, then the Partner proposing such expansion may advance the funds on the Partnership's behalf for the capital costs associated with the expansion, which advances shall be credited to the Partner's capital account. Distributions of Operating Income/Loss (as defined below) to be made under Section 2.05(a) hereof shall be adjusted based on the ratio (the "Adjustment Ratio") of (i) the Partner's funded share of the Nominal Capacity of the Facilities (determined as provided under the Operating Agreement) after expansion, to



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          (ii) the total Nominal Capacity of the Facilities after expansion. The
          Adjustment Ratio shall be applicable only for distributions from Operating Income/Loss and capital account allocations, as provided in Sections 2.05 and 2.09 respectively; all other rights, liabilities, costs, expenses, obligations, distributions and allocations of the Partnership and the Partners under this Partnership Agreement shall remain unchanged from the ownership interests set forth in Section 1.04(a) hereof. "Operating Income/Loss" means Gross Margin (as defined below) derived from manufacturing operations reduced by operating expenses, such as but not limited to, selling expenses, administrative expenses, research expenses, interest expense and any applicable taxes. "Gross Margin" means net sales minus cost of goods sold. All other items of income/loss or expenses are classified as non-operating items.

       (c)The Management Committee will be responsible for advising the Tax Matters Partner of the application of Section 1.11(b) and the Adjustment Ratio which will apply to each Partner. Advice will be supplied by the last working day in January for the immediately preceding year.

       (d)In the event of an expansion pursuant to subsection (b) above, the non-funding Partner's purchase or marketing obligations with respect to chlorine and caustic under the Ancillary Agreements shall not be applicable to the additional chlorine and caustic generated; provided however, such non-funding Partner's other obligations, if any, under the Ancillary Agreements shall remain unchanged. In addition, no expansion beyond 400,000 ECU's annually shall be permitted unless the Management Committee approves such expansion to be undertaken by the Partnership pursuant to subsection (a) above.

                                    ARTICLE 2
                     FINANCES, ACCOUNTING AND DISTRIBUTIONS
                     --------------------------------------

2.01   CAPITAL ACCOUNTS
       A Partnership capital account shall be established and maintained for each Partner in accordance with Treasury Regulations ss. 1.704-1(b)(2)(iv). The capital account of each Partner shall be credited with the amount of cash and the asset value of any property, whether solely or jointly owned, contributed to the Partnership by such Partner and with any income and gain allocated to such Partner pursuant to this Agreement, and be debited with the amount of cash and the asset value of any property, whether solely or jointly owned, distributed to such Partner by the Partnership and with any deductions and losses allocated to such Partner pursuant to this Agreement.

2.02   CAPITAL CONTRIBUTIONS

       (a)Each Partner shall be responsible for furnishing all capital required by the Partnership to meet its obligations under the Ancillary Agreements, as well as any additional Partnership capital requirements approved by the Management Committee in proportion to its ownership interest as set forth in Section 1.04(a) hereof.

       (b)The initial total capitalization of the Partnership shall be One Thousand Dollars ($1,000), which amount shall be fully paid in at the time of formation.

       (c)The Management Committee (as defined in Article 3) may determine from time to time that additional capital is required in the interests of the Partnership and that the capital of the Partnership should be increased. If so, such Committee shall determine the amounts and timing of additional Partnership capital contributions.

       (d)No interest shall be paid by the Partnership on any capital contribution to the Partnership. Neither Partner shall have the right to receive or request the return of its capital contributions during the term of the Partnership.




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2.03   BORROWINGS
       The amount, form, and cost of Partnership borrowings, if any, and the sharing of such costs between the Partners shall be agreed to by the Management Committee before such borrowings are undertaken.

2.04   PATENTS

       (a)As agreed by the Management Committee, each Partner and their affiliates, I.E. any entity controlled by, in control of, or common control with, a Partner (a "Partner Affiliate") shall grant to the Partnership for as long as the Facilities continue to operate, without charge, the nonexclusive and nonassignable license to use any patent or technology owned by such Partner or Partner Affiliate reasonably necessary for operation of the Facilities for use in making chlorine and caustic soda by or on behalf of the Partnership. The value of any licenses granted by a Partner (or a related Partner Affiliate) to the Partnership shall not be credited to the capital account of the contributing Partner.

       (b)As agreed by the Management Committee, any patent or technology license reasonably necessary for the operation of the Facilities for use in making chlorine and caustic soda by or on behalf of the Partnership, a license for which is held by, or is freely acquirable by, either Partner (or a related Partner Affiliate) from a third party shall be sublicensed to the Partnership on a nonexclusive and nonassignable basis for as long as the Facilities continue to operate; provided the license with the third party permits such a sublicense. The Partnership shall reimburse the contributing Partner for any license fees paid or payable by such Partner (or the related Partner Affiliate) and attributable to sublicensing and the exercise of sublicensed rights by the Partnership. The value of any sublicenses by the Partners (or a related Partner Affiliate) to the Partnership shall not be credited to the capital account of the contributing Partner.

       (c)Technology and patents owned by the Partnership may, if practical, be marketed or licensed by the Partnership under the terms agreed to by the Management Committee. All revenue or proceeds earned by the Partnership in marketing or licensing such technology or patents shall be revenue to the Partnership divided between the then current Partners in proportion to their ownership interests as set forth in
          Section 1.04(a) herein.

       (d)The Partnership shall also grant each Partner, without charge, a nonexclusive and nonassignable license to use solely for their internal use any patent or technology owned by the Partnership. This right to use can be extended by either Partner to any corporation, partnership or venture forty percent (40%) or more of whose equity interest is owned, or directly or indirectly controlled by such Partner. Should a Partner cease to be a partner in the Partnership, all rights under this subparagraph (d) shall be subject to a commercially reasonable royalty determined by good faith negotiation and failing agreement, all such rights will cease.

       (e)The Partnership shall cause inventors to assign to the Partnership their interest in inventions created on behalf of the Partnership, and the Partnership shall have the right to file applications for patents in all countries on all inventions owned by the Partnership. "Inventions created on behalf of the Partnership" shall mean inventions created (i) during the course of their employment, by employees of the Partnership, or by employees of either Partner who have been assigned by such Partner to work on Partnership matters on a full-time basis, or (ii) by employees of either Partner, or other persons, who create such invention in the course of performing research services for the Partnership pursuant to a written agreement. If the Partnership does not file an application on a certain invention, a Partner who timely expressed a desire to file may do so at its own expense and the Partnership will assist the Partner in filing the application and shall assign the application to that Partner. Any patent(s) issuing from such an application shall belong to said Partner, with the Partnership having a nonexclusive, royalty-free license thereunder to practice under the patent in its own operations.

       (f)Except as provided in paragraphs (c) and (d) of this Section, no license or sublicense granted pursuant to this Article shall operate to provide the licensee or sublicensee with any right to grant any sublicense.



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       2.05       DISTRIBUTIONS

       (a)Distributions of Operating Income/Loss of the Partnership shall be made to the Partners in proportion to their ownership interests in the Partnership set forth in Section 1.04(a), adjusted as set forth in
          Section 1.11(b), if applicable. Distributions of non-operating income, losses and gains shall be made in accordance with the ownership interests set forth in Section 1.04(a) herein, and shall not be subject to adjustment as set forth in Section 1.11(b).

       (b)The Management Committee shall determine generally on a quarterly basis (i) the estimated cash flow of the Partnership, and (ii) the amount required for reasonably foreseeable cash needs of the Partnership. The Partnership shall thereafter distribute, subject to any restrictions in agreements for borrowed money, the difference between Cash Flow and the amount determined in clause (ii), to each Partner in the manner set forth in Section 2.05(a) above. "Cash Flow" shall be calculated as set forth in Exhibit A. Upon determining the distribution amount, the Partnership will make distributions within five (5) business days by ACH, or such other method as the Partners may agree.

       (c)Any proceeds arising from the sale of Partnership capital assets, other than upon dissolution, which the Management Committee determines the Partnership should distribute to the Partners, shall be distributed to the Partners in proportion to their ownership interests set forth in Section 1.04(a) hereof. A Partner's interest in the Partnership shall not be considered a Partnership asset for purposes of this provision.

       (d)Any modification to the Olin Plant or Olin Plant Site, the title to which is to vest with Olin as provided in the Engineering, Procurement and Construction Agreement, shall be distributed in kind at completion of construction to OSI at the full cost incurred by the Partnership to construct the modification. OSI's capital account for the Partnership shall be adjusted accordingly (typically by reduction). Such costs shall not be included in any service fee or asset base computation charged by Olin to the Partnership.

2.06   BANKING
       The Partnership shall maintain such Partnership bank account or accounts as shall be deemed necessary by the Management Committee.

2.07   TAXES
       It is intended and agreed that this Partnership shall constitute a "partnership" as defined in Section 761 of the Internal Revenue Code for Federal income tax purposes, and shall be subject to all the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code. The Management Committee shall make timely elections with respect to tax matters including, but not limited to, the following elections unless otherwise agreed by the Management Committee: (1) to compute the Partnership's taxable income under the accrual method of accounting; (2) to expense research and development currently; and (3) to use the most accelerated method of depreciation available.

2.08   TAX RETURNS
       The Partnership shall prepare, or cause to be prepared, all necessary Federal, State, and Local income and other tax or information returns of the Partnership, together with Schedule K-1 to Internal Revenue Service Form 1065 (or similar successor schedule or form), showing any amount and items of Partnership income, gain, loss, deduction, or credit allocated to such Partner, copies of all of which shall be provided to each Partner. Such returns shall be prepared and filed by the due date required by the respective taxing authority. The returns shall be approved by the Management Committee prior to the filing thereof with the Internal Revenue Service and with the appropriate State and local taxing authorities. OSI will be designated the Tax Matters Partner for the purpose of the Partnership and shall be responsible for preparing and filing the necessary tax returns for the Partnership.






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2.09   ALLOCATIONS
       Not less than annually, each Partner's share of Partnership income, gain, loss, deduction, or credit shall be allocated to the Partners in proportion to their ownership interest as set forth in Section 1.04(a), provided that allocations of Operating Income/Loss, and related items of credit, deduction or expense shall be adjusted as provided in Section 1.11(b), if applicable.

2.10   ACCOUNTING
       The Partnership shall cause to be maintained full and accurate Partnership books of account on the accrual basis of accounting in accordance with generally accepted accounting principles applied on a basis consistent with prior periods and, except as approved by the Management Committee, the Partnership shall use Olin's standard plant accounting procedures, as such standard plant accounting procedures are modified by Olin from time to time. Olin shall notify the Partners of any material changes in such standard plant accounting procedures at least sixty (60) days prior to implementing such change, and in the event that such change will have a material effect on a Partner's consolidated financial statements, then such Partner may notify Olin within thirty
       (30) days of Olin's notice of the change, that such change is not acceptable to the Partner, in which case the change will not be implemented. Each Partner and its respective independent public accountant shall have access to, and the right to inspect, audit and copy, such books and all other Partnership records. Unless otherwise agreed by the Management Committee, Ernst & Young shall serve as the Partnership's certified public accountant and shall certify the annual financial statements of the Partnership.

2.11   ANNUAL ACCOUNTING
       The period commencing January 1 through December 31 of each calendar year shall be deemed the fiscal year of the Partnership for all purposes. Promptly after the end of each fiscal year, a full, true, and accurate account shall be made in writing of all of the assets and liabilities of the Partnership, and of all its receipts, disbursements, costs, losses, expenses, and gross and net income. The Management Committee shall establish closing dates for accounting, billing, and related purposes that closely correspond to the Partnership fiscal year.

2.12   PRODUCT SALES
       The output of the Facilities shall be inventoried, sold and/or disposed of as provided in the Ancillary Agreements.

                                    ARTICLE 3
                              MANAGEMENT COMMITTEE
                              --------------------

3.01   MANAGEMENT COMMITTEE
       The Partnership shall be managed through a Management Committee, the members of which shall be appointed by the Partners in the manner hereinafter set forth. When proceeding in the manner hereinafter set forth, the acts or decisions of the Management Committee shall be considered fully authorized joint acts or decisions of the Partners.

3.02   MEMBERSHIP OF COMMITTEE
       The number of members of the Management Committee shall be set by the Partners provided that the number of voting members shall be even and shall not be less than two (2) nor more than four (4). Each Partner shall have the right to appoint one-half (1/2) of the voting members of the Management Committee. Initially, there shall only be two (2) voting members of the Committee, with each Partner having the right to appoint one (1) voting member. Each Partner may appoint up to two (2) non-voting members of the Management Committee. The non-voting members shall be appointed as appropriate to support the Committee through technical and management skills. Promptly after formation of the Partnership, each Partner shall designate its appointments to the Management Committee and notify the other Partner thereof in writing.





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3.03   DECISIONS OF MANAGEMENT COMMITTEE
       Decisions of the Management Committee shall be made by unanimous vote at a meeting or by unanimous written approval of a proposed resolution. In the event the Management Committee is unable to reach agreement regarding any Decision of Importance set forth in Section 4.05 hereof, then any voting member of the Management Committee may elect to have such dispute referred upward within the respective business organizations of Olin and Geon in a logical step-by-step manner so that, if not earlier resolved, such dispute reaches the level of corporate President within 120 days after initiation of such dispute resolution process.

3.04   APPOINTMENT AND REMOVAL OF MEMBERS
       (a)Any member of the Management Committee may be removed at any time but only by the Partner that appointed such member.

       (b)In the case of any vacancy created by death, resignation or removal of any member, the Partner that appointed such member shall endeavor to appoint a new member within ten (10) days of the occurrence of such vacancy. During the period that such vacancy exists, no action shall be taken by the Management Committee; provided however, that if no appointment is made within such ten (10) day period, the Chairman or the Venture Manager shall give notice to the appointing Partner, and if the vacancy is not filled within five (5) days after such notice, the Management Committee is authorized thereafter to act, regardless of whether the vacancy continues.

       (c)Appointments and removals made pursuant to this Section and Section
          3.02 shall be evidenced by an instrument in writing signed by the appointing Partner and delivered to the other Partner.

       (d)The Venture Manager shall not serve as a Management Committee voting member during his tenure as Venture Manager.

3.05   CHAIRMAN
       A Chairman, and in his absence a substitute voting member appointed by such Chairman, shall preside over meetings of the Management Committee. The Chairman shall be one of the voting members of the Committee. From the effective date of this Agreement through the end of the calendar year following twelve (12) months after Full Start-Up of the Facilities (as defined in the Operating Agreement), the Chairman shall be appointed by 1997 CVI. Thereafter, the Partners shall alternate appointing the Chairman every two (2) years.

3.06   SUBSTITUTE VOTING MEMBER
       A voting member may appoint another member to act as a substitute voting member for the Partner at any meeting of the Management Committee provided there is tendered at or before such meeting a written proxy with such authority signed by the voting member.

3.07   SECRETARY
       The Chairman shall appoint a secretary who shall keep and transmit to the Venture Manager and all members of the Management Committee minutes of every Management Committee meeting and all resolutions adopted by the Management Committee.

3.08   MINUTES
       The decisions and resolutions of each meeting shall be reported in minutes, which shall state the date and place of the meeting, the members present and the Partners they represent, the resolutions put to a vote, and the result of the voting. The minutes shall be submitted to the members for approval promptly after the meeting. Once approved, they shall be signed by each of the voting members and entered in a minute book kept at the location of the current Venture Manager, who shall provide copies to each of the voting members of the Management Committee.




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3.09   PLACE AND TIME OF MEETINGS
       Meetings of the Management Committee shall be held at the Facilities or at such other place as may, from time to time, be fixed by resolution of the Management Committee. Regular meetings of the Management Committee may be held at such times as shall be determined by resolution of the Management Committee and no notice of such meetings need be given. Any business that properly may be transacted by the Management Committee may be transacted at any regular meeting thereof.

3.10   SPECIAL MEETINGS
       Special meetings of the Management Committee may be called at any time by any voting member of the Committee or by the Venture Manager. Notice of a special meeting stating the time, place, and purpose or proposed purpose thereof shall be telegraphed or telecopied to each member at his usual place of business, or be received by mail or personally or by telephone, not later than three (3) days before the day of such meeting. Any Management Committee member waives notice of a special meeting by his presence at such meeting, and if all voting members are present, such meeting shall be valid despite inadequate notice. Unless otherwise agreed by all of the voting members present at a special meeting, the business to be transacted at any special meeting shall be limited to that stated in the notice.

3.11   QUORUM; MANNER OF MEETING
       At every meeting of the Management Committee, the presence of each Partner's voting member(s) or a duly designated substitute shall be necessary to constitute a quorum and to transact Partnership business. Absent exigent circumstances, the Management Committee members shall attend regular or special meetings in person, however, participation by telephone or video conferencing shall also be permitted.

3.12   RESOLUTIONS
       In lieu of convening a meeting, a voting member may request in writing that the other voting member(s) approve in writing a proposed resolution. In such event, the voting member requesting approval of the resolution shall mail to the other voting member(s) two (2) signed copies of the resolution and an explanation of the reasons for adoption thereof. If the other voting member(s) agree with the resolution, they shall sign and forward executed copies to the other voting member(s) for signature. Once fully executed (which may be by counterparts), the executed resolutions shall be furnished to the Secretary of the Management Committee for filing in the minute book, with a photocopy to the Venture Manager. If such execution is not made within thirty (30) days of the mailing of the proposed resolution, then it shall be deemed to have been rejected.

3.13   COMPENSATION
       Members of the Management Committee shall not be entitled to compensation from the Partnership for their services or reimbursement for their expenses. Notwithstanding the above, the Venture Manager's compensation and expenses related to the Partnership shall be a Partnership expense.

                                    ARTICLE 4
                          OPERATOR AND VENTURE MANAGER
                          ----------------------------

4.01   OPERATOR
       Olin is designated the Operator of the Facilities and shall have the rights and obligations set forth in the Operating Agreement.

4.02   VENTURE MANAGER
       (a)The Management Committee shall appoint a Venture Manager who, unless otherwise agreed, will be an employee of one of the Partners. The Partner which employs the Venture Manager shall have authority over the transfer, retention, and career development of the Venture Manager; provided, however, that said Partner shall use reasonable efforts to retain any such employee appointed as Venture Manager for a minimum of two (2) years. The Partnership shall reimburse the Partner providing the Venture Manager for the salary, benefits, incentive compensation and other expenses incurred in making the Venture


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




          Manager available, all of which shall be agreed upon by the Management Committee prior to the Venture Manager's appointment. The initial Venture Manager will be an employee of OSI or Olin.

       (b)The Venture Manager shall be appointed for a term co-terminus with the term of the Chairman of the Management Committee provided in Section
          3.05 (I.E. the initial term shall run through the end of the calendar year following twelve months after Full Start-Up of the Facilities (as defined in the Operating Agreement), and thereafter for two-year terms). At the expiration of each term, the Management Committee shall either re-appoint the then Venture Manager for another term or appoint a new Venture Manager. In the event that the Management Committee cannot agree as to the appointment of the Venture Manager, the Partner which is not appointing the Chairman of the Management Committee pursuant to Section 3.05 hereof for the next term shall be entitled to select one of its employees as the new Venture Manager for the next term, such appointment to be reasonably acceptable to the non-selecting Partner.

4.03     RESPONSIBILITY OF THE VENTURE MANAGER
         The Venture Manager shall keep the Management Committee informed of the business of the Partnership on a regular basis.

4.04     AUTHORITY OF VENTURE MANAGER
         The day-to-day operating management authority for the Partnership and the Facilities, including the following, are hereby delegated to the Venture Manager:

         (a) Managing the Partnership's relationship with Olin under the Engineering, Procurement and Construction Agreement.

         (b) Managing the Partnership's relationship with the Operator and coordinating with the Operator with respect to supervision of all of the manufacturing operations of the Facilities.

         (c) Utilizing and coordinating with personnel of the Operator to handle all environmental, safety and health, tax, labor, legal, financial, and general administrative matters pertaining to the Partnership.

         (d) Maintaining books and records for the Partnership.

         (e) Preparing and proposing to the Management Committee annual operating and capital budgets.

         (f) Commencing the defense of any claims or lawsuits to avoid defaults or penalties for the Partnership provided the Management Committee is notified of the action taken promptly after the commencement of such defense. Thereafter, the Management Committee shall have authority thereover.

         (g) Coordinating the marketing, sale and distribution of products of the Facilities.

         (h) Managing the provision of services to the Partnership pursuant to the Ancillary Agreements.

4.05     LIMITATIONS ON AUTHORITY OF VENTURE MANAGER
         Unless otherwise agreed to by the Management Committee, the Venture Manager is not delegated the following decisions ("Decisions of Importance"), which must be submitted to the Management Committee for approval prior to proceeding:

         (a) Approving annual operating and capital expenditure budgets, provided, however, that the existing budgets shall be extended if the new budgets have not yet been approved.

         (b) Authorizing expenditures in excess of the approved total annual operating and capital expenditure budgets.

         (c) Authorizing any expenditures on individual capital expenditure projects exceeding $250,000.

         (d) Entering into the following contracts:

             (1) purchase contracts for materials or equipment where the total commitment is estimated to be in excess of $250,000 in each case;

             (2) service contracts (including consultant contracts) if the total commitment is estimated to be in excess of $250,000 in each case;

             (3) employment contracts and/or employee benefits, if the total commitment is estimated to be in excess of $250,000 in each case; and

             (4) leases of real property or equipment where the commitment exceeds $250,000 over the term of the lease in each case, or the lease extends beyond three (3) years.

                 Provided that the Venture Manager may take such actions and make expenditures of an emergency nature, or while the Management Committee is unable to take action pursuant to
                 Section 3.04, if required in the Venture Manager's judgment to protect life or property or maintain plant operation provided that he notifies the Management Committee promptly of the actions taken and such expenditures made.

         (e) Authorizing expenditures for licensing or purchasing and/or sale of technology and patents.

         (f) Revising specifications for various kinds, types, grades, and qualities of products to be produced by the Partnership.

         (g) Investing undistributed funds not immediately required for operations.

         (h) Determining the scope of research and development projects and approval of expenditures related thereto.

         (i) Settling any claim or lawsuit having a settlement value estimated to be in excess of $25,000. The Management Committee shall be promptly notified of all settlements reached and any settlement not approved in advance by the Management Committee shall have been approved by responsible legal counsel as to form and substance.

         (j) Handling, dealing with, or establishing any matter within the authority of the Management Committee.

         (k) Selling, transferring, leasing, or otherwise disposing of Partnership assets in any amount to either Partner or an affiliate of either Partner or in any amount exceeding $50,000 per transaction to any other person.

         (l) Abandoning the manufacture of any Product produced by the Partnership or manufacturing or selling new products or product lines.

         (m) Opening and closing bank accounts and designating the persons who have authority to make withdrawals.

         (n) Issuing any press releases on behalf of the Partnership, unless required by an emergency event and with prompt notice thereof to the Management Committee.

         (o) Filing Partnership tax returns.

         (p) Any other Decisions of Importance that the Management Committee may, from time to time, define at any general or special meeting or by resolution.

         (q) Waiving or changing any quality specifications for products produced by the Partnership or the operating rate of the Facilities, contained in this Agreement or other agreements between OSI and/or Olin, 1997 CVI and/or Geon signed contemporaneously herewith or otherwise adopted by the Management Committee.

         (r) Commencing any litigation or administrative proceedings.

4.06     INDEMNITY
         Notwithstanding anything to the contrary herein or in the Operating Agreement, the indemnity provisions of the Operating Agreement shall apply to Article 4 hereof.

                                    ARTICLE 5
                       ASSIGNMENT OF PARTNERSHIP INTEREST
                       ----------------------------------

5.01     ASSIGNMENT
         No Partner shall sell, assign, pledge, hypothecate, or in any manner transfer or encumber all or any part of its interest in the Partnership, and any attempted disposition in contravention of this
         Article 5 shall be null and void AB INITIO, except:

         (a) at any time upon written notice to the other Partner a Partner's interest can be assigned, sold, or otherwise transferred to a Partner Affiliate, provided that such assignee is not, in the case of an assignment by 1997 CVI, in competition with Olin's Chlor Alkali business and, in the case of assignment by OSI, in competition with Geon's PVC, VCM or EDC business, and so long as such assignee assumes in writing all of the rights and obligations of such Partner and so long as the assignor guarantees performance by the assignee; and

         (b) if a Partner is compelled to divest its interest by order of a governmental body, or at any time after the date of Full Start-Up of the Facilities and subject to the right of first refusal set forth in Section 5.02, either Partner may sell, assign or otherwise transfer all or part of its interest in the Partnership to any third party, provided that such assignee is not, in the case of an assignment by 1997 CVI, in competition with Olin's Chlor Alkali business and, in the case of assignment by OSI, in competition with Geon's PVC, VCM or EDC business, and provided that at the time of such assignment the assignee (i) has a net worth which is not less than that of the Assignor Entity (as defined below) on the date hereof, (ii) has a Moody's Bond Rating of not less than that of the Assignor Entity on the date hereof, and (iii) working capital and debt/equity ratio at least equal to that of the Assignor Entity on the date hereof; and provided further that the assignee assumes all of the rights and obligations of the assigning Partner under this Agreement. For purposes of the preceding sentence, "Assignor Entity" shall mean Geon in the case of an assignment by 1997 CVI, and shall mean Olin in the case of an assignment by OSI.

         (c) OSI shall be entitled to transfer its interest in the Partnership to any entity which purchases the Olin Plant provided that (if such purchase is not in connection with the acquisition of a materially larger portion of Olin assets) 1997 CVI shall have a right of first refusal to purchase the Olin Plant and the Olin interest in the Partnership, following the right of first refusal procedure set forth in Section 5.02 below.

5.02     RIGHT OF FIRST REFUSAL
         (a) If one Partner (hereinafter the "Assigning Partner") receives a bona fide offer from a third party to purchase the Assigning Partner's interest in the Partnership at a specified price and under specified terms and conditions that the Assigning Partner is willing to accept, then the Assigning Partner shall promptly give notice to the other Partner of the offer. Such notice shall be sent by the Assigning Partner for each and every BONA FIDE offer received, including any changes in the price or terms and conditions of previously received bona fide offers. The other Partner shall have the right of first refusal and privilege of purchasing the Assigning Partner's interest in the Partnership at the price offered by notifying the Assigning Partner in writing as soon as possible but in all events within sixty (60) days of the Assigning Partner's notice of the offer that it will purchase the Assigning Partner's interest for the amount specified in such offer and upon all the other terms and conditions contained in such offer provided that to the extent that the third party offer contains a term(s) which is reasonably incapable of performance by the other Partner, then the Partners will thereafter negotiate in good faith to substitute a payment obligation therefore reasonably reflecting the value to the Assigning Partner of said term(s). If the Partners are unable to arrive at such valuation within thirty (30) days after notice of the other Partner's exercise of its right of first refusal, then the Assigning Partner may proceed to sell to the third party without further obligation to the other partner under this Section.

         (b) This procedure shall also apply with respect to a proposed sale of the Olin Plant and the OSI interest in the Partnership, as provided in Section 5.01(c) above. If such proposed sale is for not just the Olin Plant but also Olin's interest in all or a larger portion of the Olin Plant Site, then the right of first refusal (and obligation, if the right of first refusal is exercised) shall apply to the total Olin Plant Site and OSI interest being sold, without exclusion.

5.03  RIGHT OF ASSIGNMENT WITH SHOT-GUN SALE
         Sections 5.01 and 5.02 shall not apply to an assignment by OSI or 1997 CVI (the "Selling Partner") of its interest in the Partnership as part of a sale involving (i) in the case of OSI, more than the Olin Plant Site, or (ii) in the case of 1997 CVI, more than Geon's LaPorte Texas facility; provided however, that in the event of such an assignment, the Selling Partner shall notify the other partner (the "Remaining Partner") of such assignment and the Remaining Partner shall have a period of ninety (90) days after such notice to elect, in its discretion, to notify the assignee of the Selling Partner's interest that the Remaining Partner is triggering a Shot-Gun Sale, as set forth in Article 6 below.

5.04     ANCILLARY AGREEMENTS; SUPPORT SERVICES

         (a) In the event a Partner's interest is assigned or is transferred in a Shot-Gun Sale, in accordance herewith, OSI will cause Olin and 1997 CVI will cause Geon to continue to honor any contractual commitments previously entered into by it with the Partnership to the extent required hereunder, or as provided in any of the Ancillary Agreements. If support services and/or raw materials are reasonably necessary from the Olin Plant to continue operation of the Facilities after assignment or Shot-Gun Sale, and provided such services and/or raw materials were previously supplied to the Partnership, the Partners shall negotiate in good faith a contract to supply such support services to the Partnership or the purchasing Partner, as the case may be, after such assignment or Shot-Gun Sale to the extent previously supplied and as allowed by law.

         (b) If Olin shuts down its production facilities at its Olin Plant, Olin shall not be required thereafter to supply support services to the Partnership but will offer the Partnership the opportunity to purchase, upon terms to be mutually agreed, the fixed assets and salt required by the Partnership to continue to operate the Facilities at its then current capacity.

5.05     SUBSEQUENT ASSIGNMENTS, SALES OR TRANSFERS

         In the event of any assignment, sale, or transfer under this Article 5, the assignee shall not subsequently sell, assign, transfer, or encumber its interest in the Partnership, other than as permitted in this
         Article 5.

                                    ARTICLE 6
                             SHOT GUN SALE PROCEDURE
                             -----------------------

         (a) A Partner triggering a Shot Gun Sale (the "Triggering Partner"), under Section 5.03, shall give a written notice to the other Partner (the "Receiving Partner") which notice states that it is triggering the Shot Gun Sale, and specifying the price, timing, and terms and conditions on which the Triggering Partner is offering to purchase the Receiving Partner's interest in the Partnership (the "Shot-Gun Terms"). Such offer cannot contain terms and conditions which are unique to and impossible of performance by anyone other than the Triggering Partner.

         (b) Within sixty (60) days thereafter, the Receiving Partner shall notify the Triggering Partner that it elects either to (i) purchase the Triggering Partner's interest or (ii) sell the Receiving Partner's interest, such purchase or sale to be on the Shot-Gun Terms. In the event the Receiving Partner does not notify the Triggering Partner within such time period, or its notice specifies a price, timing or terms and conditions different from the Shot-Gun Terms, the Triggering Partner shall have the option to (i) purchase the Receiving Partner's interest on the Shot-Gun Terms, (ii) sell its interest on the different terms set forth by the Receiving Partner, if any, or (iii) terminate the Shot-Gun Sale procedure.

         (c) Such purchase and sale shall close no later than thirty (30) days after the notice electing to purchase is given.

                           DISSOLUTION AND WINDING UP
                           --------------------------

7.01     DISSOLUTION OF THE PARTNERSHIP
         The Partnership shall be dissolved on December 31, 2094, or prior thereto upon the occurrence of any of the events specified in Section 1531 of the Act, including without limitation:

             (i) There being only one remaining Partner.
             (ii)The written consent of all of the Partners.
             (iii) The dissolution, liquidation, Bankruptcy (as defined below)
                 or withdrawal of a Partner, unless there are two or more remaining Partners and the Partners elect to continue the Partnership within ninety (90) days following the occurrence of such event.
             (iv)The Bankruptcy of the Partnership.
             (v) Any event which shall make it unlawful for the existence or the business of the Partnership to be continued.

         "Bankruptcy" shall mean a voluntary or involuntary proceeding or petition commenced or filed by or against a party under any bankruptcy, insolvency or similar law or seeking the dissolution or reorganization of such party, or the appointment of a receiver, trustee, custodian, or liquidation for such party, or a substantial part of its property, assets or business, or any writ, order, judgment, warrant of attachment, execution or similar process is issued or levied against a substantial part of the property, assets or business of such party and such involuntary proceeding or petition shall not be dismissed, or such writ, order, judgment, warrant of attachment, execution or similar process shall not be released, vacated, or fully bonded, within sixty
         (60) days after commencement, filing or levy as the case may be, or if all or any part of the Partnership interest of a Partner shall be the subject of any levy or attachment, and if such levy or attachment shall not be discharged within sixty (60) days thereafter.

7.02     NEGATIVE CAPITAL ACCOUNTS
         Upon dissolution and liquidation of the Partnership, each Partner having a negative capital account shall restore the balance of such capital account to zero by making a capital contribution in cash in an amount equal to the deficit of such capital account.

7.03     DISTRIBUTION UPON LIQUIDATION
         Upon dissolution of the Partnership, the assets of the Partnership shall be liquidated in an orderly fashion and in accordance with the Act or applicable successor legislation. All assets to which the Partnership holds title shall be Partnership property and the Partners waive any rights of partition with respect thereto. The proceeds from such liquidation shall be distributed to the Partners in accordance with the positive capital account balances of the Partners, after taking into account all capital account adjustments required to be made by the Partnership immediately prior to the liquidating distribution.


                                    ARTICLE 8
                         LIMITATION ON PARTNERS' POWERS
                         ------------------------------

8.01     LIMITATION ON PARTNER'S POWERS
         No Partner shall, without the consent of the other Partner, take any action that purports to be the action of, or to be binding upon, the Partnership or the other Partner, it being the intent of this Agreement that all such action be taken by the Management Committee or by joint action of the Partners. Without limiting the generality of the foregoing, subject to the express rights and obligations as set forth in the Operating Agreement and the authority of the Venture Manager as specified herein, no Partner shall:

         (a) Borrow money in the Partnership name for any purpose or utilize collateral owned by the Partnership as security for loans;

         (b) Borrow from the Partnership or lend Partnership funds to any third party;

         (c) Assign, transfer, pledge, compromise or release any of the claims of or debts due the Partnership except upon payment in full, or arbitrate, or consent to the arbitration of, any of the disputes or controversies of the Partnership;

         (d) Make, execute, or deliver on behalf of the Partnership any assignment, bond, confession of judgment, chattel mortgage, security interest, deed, guarantee, indemnity bond, or surety bond to any third party;

         (e) Sell, exchange, transfer, lease, or mortgage any Partnership property or any interest therein or enter into any contract for any such purpose; or

         (f) Obligate the Partnership as a surety, guarantor, or accommodation party to any obligation.

                                    ARTICLE 9
                                     GENERAL
                                     -------

9.01     SECRECY AGREEMENT
         (a) 1997 CVI and OSI will make available to each other, to the extent each is able to do so, information and data necessary to operate and maintain the Facilities. All information considered proprietary will be disclosed or confirmed in writing and identified as confidential.

         (b) The recipient will not disclose to third parties nor use for any purpose other than to operate or maintain the Facilities the information and data disclosed in writing and identified as confidential pursuant to paragraph (a), at any time that the recipient is a Partner of the Partnership and for a period of ten
             (10) years thereafter.

         (c) The obligations of paragraph (b) do not apply to any information or data that

               (1)is, at the time of disclosure, available to the public,

               (2)becomes known to the public through no act or failure of the recipient,

               (3)the recipient can demonstrate, by written record, was within its possession before receipt from the other party,

               (4)becomes available to the recipient on a non-confidential basis from a source other than the other party, without any breach of any obligation of confidentiality,

               (5)is independently developed by the recipient without reference to the information disclosed by the other party, or

               (6)the information is the subject of a subpoena or demand for production of documents in connection with any suit, arbitration proceeding, administrative procedure or before any governmental agency. In such event, the recipient shall promptly notify the disclosing party and shall cooperate with the disclosing party in its attempts to protect the confidentiality of its information such as by seeking a protective order from a court of competent jurisdiction.

         (d)   The information and data subject to the obligations of paragraph
               (a) can be disclosed to Geon, Olin and/or a third party selected by the Partnership, provided that the receiving party agrees to assume the same obligations in a writing containing terms no less onerous than those set forth in this Section 9.01.

         (e) As to information and data disclosed under paragraph (a) which was obtained by either 1997 CVI, OSI, or the Partnership from third parties under secrecy, OSI and 1997 CVI agree, when it is a recipient, to maintain such information confidential in the same manner and to the same extent required in agreements between the disclosing party and the third party. If necessary, 1997 CVI and OSI will sign secrecy agreements with the third parties equivalent in scope with the agreement already executed by the disclosing party.

9.02     RELATIONSHIP
         (a) Without the prior written consent of the other Partner, neither Partner shall, for and on behalf of the other, or for the account of the Partnership directly or indirectly do any act inconsistent with the provisions of this Agreement. In the event any Partner is held liable either prior to or after termination of this Agreement, for a claim of a third person by reason of acts of the Partnership, then any payment to such third person shall be treated as an expenditure of the Partnership and any Partner making such payment shall be entitled to be indemnified by the Partnership to the extent of the Partnership's insurance coverage. To the extent that the Partnership's insurance coverage fails to indemnify fully the paying Partner, such Partner shall be entitled to contribution from the other Partner accordingly.

         (b) Each Partner shall look solely to the assets of the Partnership for the return of its respective capital, and if the assets remaining after payment or discharge, or provision for payment or discharge, of its debts or liabilities are insufficient to return the capital to the Partners, no Partner shall have any recourse against the separate assets of the other Partner for that purpose.

9.03     MODIFICATION; ENTIRE AGREEMENT
         (a) This Agreement and the other agreements between OSI and/or Olin, the Partnership, 1997 CVI and/or Geon signed contemporaneously herewith, represent the entire agreement of the Partners with respect to the matters discussed herein. There shall be no modification, amendment, change or alteration of this or such other agreements unless reflected in a written instrument executed by both Partners.

         (b) The Partners anticipate pursuing third party financing and agree that as a part of such process, each will consider in good faith any amendments or modifications to this Agreement or the Ancillary Agreements required by the financing party in order to proceed with the financing, and will implement any mutually acceptable amendments or modifications, provided that neither Partner shall be obligated to agree to any such amendment or modification.

9.04     WAIVER
         No Partner shall be construed to have waived any of its respective rights or interests in this Agreement by a failure, in any one instance, to have asserted, or made claim with respect to such right at the time such Partner was entitled to assert same.

9.05     BREACH
         (a) If one Partner claims that its rights or interest under this Agreement or any of the Ancillary Agreements, have been materially adversely affected due to the breach of the other Partner, the Partner claiming such breach shall give the other Partner notice thereof in writing.

         (b) If the alleged breaching Partner disputes in good faith the existence of such breach, it will notify the other Partner of the basis for its disputing the existence of the breach and thereafter the Partners will cause the dispute to be referred upward in the respective business organizations of Olin and Geon in a logical step-by-step manner, so that if not earlier resolved, such dispute reaches the level of corporate President within 120 days of initiation of the dispute resolution process.

         (c) If the alleged breaching Partner does not dispute the existence of the breach, it shall have ten (10) days within which to cure such breach, or if such breach is not readily curable within ten days, to commence to cure such breach as promptly as possible and to set forth in writing to the other Partner the basis and timing on which such breach shall be cured, in all events to be cured within sixty
             (60) days.

         (d) In the event that the breach is not fully resolved or cured within the applicable period provided in (b) and (c) above, then the other Partner shall be entitled, in its sole discretion, to take unilateral action to cure such breach on behalf of the other Partner, with any funds advanced by the non-breaching Partner in order to cure the breach, or damages suffered by the non-breaching Partner by the breach to be secured by a lien on such breaching Partner's interest in the Partnership, including the rights to distributions hereunder, until such time as the non-breaching Partner is fully compensated for such advances or damages. The breaching Partner shall take all actions and execute all agreements and instruments necessary at the time to cause such lien to be fully perfected and a first priority lien.

         (e) Without limiting the foregoing, upon expiration of the applicable period provided in (b) and (c) above, either Partner may thereafter submit the matter to binding arbitration as to whether a breach occurred, and the matter of damages (if any). The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the "AAA"), including the appointment of a single arbitrator from a list provided by the AAA to each party. The loser shall pay the costs and expenses of arbitration, but not the winner's attorney fees, costs and expenses. The arbitrator's decision shall be final and binding upon the parties, enforceable in accordance with its terms by any court of competent jurisdiction.

9.06     NOTICES
         Unless otherwise provided for herein, all notices or other communications authorized or required between the Partners hereto by any provision of this Agreement shall be in writing and delivered by hand or transmitted by registered or certified mail, return receipt requested, postage or other charges prepaid, and in all cases addressed to the voting members on the Management Committee, at the address set forth below or such other address as may be designated by the parties hereto.

IF TO OSI, C/O OLIN CORPORATION, AT:
                                    Chlor Alkali Products Division
                                    650 25th Street, N.W.
                                    Suite 300
                                    Cleveland, Tennessee  37311

         WITH A COPY TO:   501 Merritt 7
                                    P.O. Box 4500
                                    Norwalk, CT  06856-4500
                                    Attn:  Corporate Secretary

IF TO 1997 CVI, C/O THE GEON COMPANY, AT:
                                    Two Kingwood Place
                                    700 Rockmead Drive, Suite 250
                                    Houston, Texas  77339-2111

         WITH A COPY TO:   One Geon Center
                                    Avon Lake, Ohio 44012
                                    Attn:  Corporate Secretary

         The date of delivery shall be deemed to be the date the notice is given.

         In the event either Partner is served with notice of a lawsuit or a subpoena concerning the Partnership, such Partner shall promptly notify the other Partner thereof.

9.07     CAPTIONS
         Titles or captions of articles and sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

9.08     GOVERNING LAW
         This Agreement shall be governed by and construed according to the laws of the State of Delaware.

9.09     COUNTERPARTS
         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

9.10     SEVERABILITY
         If any of the terms and conditions of this Agreement are held to be invalid or unenforceable by any court or agency of competent jurisdiction, such holding shall not invalidate other terms and conditions of the Agreement. Instead, this Agreement shall be construed as if it did not contain the terms or conditions held to be invalid, and the remainder of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

                             1997 CHLORALKALI VENTURE INC.


                             By:\S\EDWARD C. MARTINELLI
                                -----------------------
                                      Edward C. Martinelli
                                      President

                             OLIN SUNBELT, INC.


                              By:\S\LEON B. ANZIANO
                                 ------------------
                                      Leon B. Anziano
                                      President